PRIVATE OFFERING NOTICE


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                          Merrill Lynch & Co., Inc.
                         Interest Rate Call Warrants
         Linked to the Five Year Constant Maturity U.S. Treasury Yield
                              Expiring May , 2005
          US$1.85-$2.00 original public offering price per security

                           Private Offering Notice

                                Summary Terms

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The securities:                                         Exercise and payment upon exercise:
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o    Unsecured contractual obligations of Merrill       o    The securities will be automatically
     Lynch & Co., Inc.                                       exercised on the fifth scheduled business day
                                                             prior to the expiration date unless early
o    Minimum initial purchase of 1,000 securities.           exercise occurs because of certain events as
     Any additional purchases must be made in                described in the prospectus supplement.
     multiples of 10 securities.
                                                        o    Investors do not have the right to exercise
o    Investors must have an options-approved                 their securities.
     account in order to purchase the securities.
                                                        o    Upon automatic exercise, an investor will
o    Linked to the value of the Five Year Constant           receive, for each security owned, an amount
     Maturity U.S. Treasury Yield, a percentage              equal to the greater of (i) zero or (ii) the
     which expresses the yield to maturity on U.S.           product of $100 and the change in the value
     Treasury securities with a constant maturity            of the Five Year Constant Maturity U.S.
     of five years, as more fully described in the           Treasury Yield, as described in the
     prospectus supplement.                                  prospectus supplement.

o    The original public offering price is
     expected to be between $1.85 and $2.00 per security. The actual public offering price will be determined on the date the securities are priced for initial sale to the public and will be disclosed in the final prospectus supplement delivered in connection with sales of the securities.

o    Expected settlement date: May , 2003.

The securities (the "Securities"), the subject of the attached offering document (the "Offering
Document"), have not been approved for public sale in any jurisdiction outside of the United States.
As such, the Securities are made available to investors outside of the United States only in accordance with applicable private offering rules. The Offering Document may not be copied or otherwise made available to any other person by any recipient without the express written consent of the Company.

The discussion contained in the Offering Document relating to the tax implications of investing in the Securities is not based upon, and does not reflect, the tax laws of any jurisdiction outside of the U.S. Accordingly, investors should consult their local tax advisor before making an investment in the Securities.

This Notice and the Offering Document have been issued by Merrill Lynch & Co., Inc. (the "Company")
for information only. Prospective investors should not treat the contents of this Notice as advice relating to legal, taxation or investment matters and are advised to consult their own professional advisors concerning the purchase, holding or disposal of the Securities. Attention is drawn in particular to risk factors on pages S-6 to S-8 of the Offering Document. Subject to this Notice, the
Offering Document has been approved for issue in the United Kingdom by Merrill Lynch International
Bank Limited ("MLIB"), which is regulated by the Financial Services Authority, with registered office at Merrill Lynch Financial Center, 2 King Edward Street, London EC1A 1HQ, United Kingdom.
This Notice is issued in Hong Kong by Merrill Lynch (Asia Pacific) Limited.


                                      PRIVATE OFFERING NOTICE

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Investors in the United Kingdom should be aware that Merrill Lynch, Pierce, Fenner & Smith
Incorporated ("MLPF&S"), which is handling the sale of the Securities, has no place of business in the UK and is not regulated by the Financial Services Authority. Therefore, with respect to anything done by MLPF&S, the regulatory regime governing an investor's rights will be different than that of investors' rights in the UK, and the UK rules for the protection of private investors and the UK
Financial Compensation Scheme will not apply to any business MLPF&S conducts with or for UK investors.

Investors should also note the following:

     (a) The Securities are denominated in United States dollars. Investors that purchase securities with a currency other than U.S. dollars should note that changes in rates of exchange may have an adverse effect on the value, price or income of their investment.

     (b) The price and value of the Securities and the income from them can fluctuate and may fall against the investor's interest and an investor may get back less than he invested.

     (c) Investment in the Securities may not be suitable for all investors. Investors should seek advice from their investment advisor for information concerning the Company, the Securities and the suitability of purchasing the Securities in the context of their individual circumstances. Past performance is not necessarily a guide to future performance, and no projection, representation or warranty is made regarding future performance.

     (d) Save as disclosed herein and in the Offering Document, no commissions, discounts, brokerages or other special terms have been granted or are payable by the Company in connection with the issue or sale of any Securities.

     (e) MLPF&S or one of its affiliates may be the only market maker, if any, in the Securities.

     (f) Information relating to taxation is based on information currently available. The levels and bases of, and reliefs from, taxation in relevant jurisdictions can change. The value of any reliefs depends upon the circumstances of the investor. See additional comments about taxation above.

                              The date of this Notice is May 12, 2003.

          This Notice supplements the Preliminary Prospectus Supplement dated May 12, 2003, and the Prospectus, dated September 25, 2002.

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